Exhibit 99.5

C1 INVESTMENT CORP.

Consolidated Financial Statements

December 31, 2017

C1 INVESTMENT CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

C1 Investment Corp. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of C1 Investment Corp. and Subsidiaries (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2005.

Minneapolis, Minnesota

March 19, 2018

C1 INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	As of December 31,
	2017	2016
Assets
Current Assets
Cash	$13,475	$9,632
Trade accounts receivable, less allowances	289,236	180,160
Inventories	14,717	12,127
Prepaid expenses and other current assets	9,294	3,373
Deferred customer support contract costs	35,151	19,779
Income tax receivable	10,576	—

Total current assets	372,449	225,071

Other Assets
Goodwill	331,456	258,570
Finite-life intangibles, net	173,642	134,620
Property and equipment, net	36,659	15,355
Deferred customer support contract costs, noncurrent	3,915	805
Non-current income tax receivable	2,620	—
Deferred offering costs	—	1,839

Total other assets	548,292	411,189

Total assets	$920,741	$636,260

Liabilities and Stockholders’ Equity
Current Liabilities
Current maturities of long-term debt	$5,652	$3,324
Accounts payable	157,778	95,824
Customer deposits	22,498	14,144
Accrued compensation	34,522	23,382
Accrued other	27,362	11,101
Income tax payable	—	4,151
Deferred revenue	68,127	41,876

Total current liabilities	315,939	193,802

Long-Term Liabilities
Long-term debt, net of debt issuance costs and current maturities	566,424	388,964
Deferred income taxes	18,056	37,841
Long-term income tax payable	1,563	1,567
Deferred revenue and other long-term liabilities	13,118	1,326

Total long-term liabilities	599,161	429,698

Commitments and Contingencies

Stockholders’ Equity
Class A common stock, $0.0001 par value; 106,000,000 shares authorized; 89,766,294 shares issued and outstanding as of December 31, 2017; 89,862,276 shares issued and outstanding as of December 31, 2016	9	9
Class B convertible common stock, $0.0001 par value; 16,000,000 nonvoting shares authorized; 14,830,683 nonvoting shares issued and outstanding as of December 31, 2017; 14,701,748 nonvoting shares issued and outstanding as of December 31, 2016	1	1
Subscription receivable from related party	(1,805)	—
Additional paid-in capital	13,459	10,367
(Accumulated deficit) retained earnings	(6,023)	2,383

Total stockholders’ equity	5,641	12,760

Total liabilities and stockholders’ equity	$920,741	$636,260

See accompanying notes to consolidated financial statements.

C1 INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Year Ended December 31,

	2017	2016	2015
Revenue
Technology offerings	$453,106	$439,804	$297,481
Services	465,820	375,805	303,983

Total revenue	918,926	815,609	601,464

Cost of revenue
Technology offerings	348,430	333,082	220,377
Services	296,011	233,283	187,641

Total cost of revenue	644,441	566,365	408,018

Gross profit
Technology offerings	104,676	106,722	77,104
Services	169,809	142,522	116,342

Total gross profit	274,485	249,244	193,446

Operating expenses
Sales and marketing	139,469	128,733	96,578
General and administrative	61,367	40,262	36,955
Transaction costs	14,071	6,055	5,678
Depreciation and amortization	34,908	27,692	23,520

Total operating expenses	249,815	202,742	162,731

Operating income	24,670	46,502	30,715

Other (income) expense
Interest income	(105)	(11)	(26)
Interest expense	52,057	31,438	23,072
Other expense, net	87	10	72

Interest expense and other, net	52,039	31,437	23,118

(Loss) income before income taxes	(27,369)	15,065	7,597
Income tax (benefit) expense	(19,348)	6,716	3,574

Net (loss) income	$(8,021)	$8,349	$4,023

Net (loss) income per share attributable to Class A common stockholders, basic and diluted	$(0.09)	$0.09	$0.04

Cash dividends per share of Class A common stock	$—	$1.00	$—

See accompanying notes to consolidated financial statements.

C1 INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	Class A Common Stock		Class B Common Stock		Subscription Receivable	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total

	Shares	Amount	Shares	Amount
Balance at December 31, 2014	89,883,258	$9	13,142,461	$1	$—	$90,007	$(1,052)	$88,965
Common shares issued upon exercise of options	—	—	1,961,124	—	—	20	—	20
Repurchase of shares	(20,982)	—	(401,837)	—	—	(25)	—	(25)
Stock-based compensation expense	—	—	—	—	—	233	—	233
Net income	—	—	—	—	—	—	4,023	4,023

Balance at December 31, 2015	89,862,276	9	14,701,748	1	—	90,235	2,971	93,216
Stock-based compensation expense	—	—	—	—	—	1,057	—	1,057
Dividends paid	—	—	—	—	—	(80,925)	(8,937)	(89,862)
Net income	—	—	—	—	—	—	8,349	8,349

Balance at December 31, 2016	89,862,276	9	14,701,748	1	—	10,367	2,383	12,760
Common shares issued upon exercise of options	—	—	530,772	—	(1,805)	1,805	—	—
Repurchase of shares	(95,982)	—	(401,837)	—	—	—	(385)	(385)
Stock-based compensation expense	—	—	—	—	—	1,287	—	1,287
Net loss	—	—	—	—	—	—	(8,021)	(8,021)

Balance at December 31, 2017	89,766,294	$9	14,830,683	$1	$(1,805)	$13,459	$(6,023)	$5,641

See accompanying notes to consolidated financial statements.

C1 INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2017	2016	2015
Cash Flows from Operating Activities
Net (loss) income	$(8,021)	$8,349	$4,023
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation of property and equipment in operating expenses	8,462	5,236	3,273
Depreciation of property and equipment in cost of revenue	1,465	878	338
Amortization of finite-life intangibles	26,445	22,456	20,247
Deferred income taxes	(8,011)	(4,065)	(2,917)
Amortization of debt issuance costs	2,596	2,412	2,028
Loss on extinguishment of debt	13,638	2,747	—
Stock-based compensation expense	1,287	1,057	233
Other	2,383	17	97
Changes in assets and liabilities, net of business acquisitions in 2017 and 2015:
Trade accounts receivable	(38,661)	(5,536)	(32,145)
Inventories	9,913	(780)	(3,665)
Prepaid expenses, deferred customer support contract costs and other	(3,576)	(1,490)	(7,652)
Income tax receivable	(11,408)	17	4,419
Accounts payable and accrued expenses	(7,558)	(11,112)	12,928
Customer deposits	(1,090)	920	(2,384)
Income tax payable	(4,253)	(257)	5,301
Deferred revenue and other long-term liabilities	9,865	2,007	10,346

Net cash (used in) provided by operating activities	(6,524)	22,856	14,470

Cash Flows from Investing Activities
Purchases of property and equipment	(9,514)	(9,272)	(5,476)
Acquisitions of businesses, net of cash acquired	(142,925)	247	(67,047)

Net cash used in investing activities	(152,439)	(9,025)	(72,523)

Cash Flows from Financing Activities
Proceeds from term notes, less discount	569,988	88,650	49,750
Dividends paid	—	(89,862)	—
Proceeds from revolving credit agreement	114,000	42,000	20,000
Repayment of revolving credit agreement	(94,000)	(52,000)	(10,000)
Repurchase of common stock	(385)	—	(25)
Payment of deferred financing costs	(6,630)	(3,966)	(1,168)
Payment of extinguishment charges	(3,353)	(1,470)	—
Deferred offering costs	—	(224)	—
Payment on long-term debt	(416,814)	(2,634)	(2,279)
Proceeds received from stock option exercises	—	—	20

Net cash provided by (used in) financing activities	162,806	(19,506)	56,298

Net increase (decrease) in cash	3,843	(5,675)	(1,755)
Cash
Beginning	9,632	15,307	17,062

Ending	$13,475	$9,632	$15,307

Supplemental disclosures of cash flow information
Interest paid	$37,035	$27,650	$20,870

Income taxes paid	$4,343	$11,017	$2,812

Supplemental disclosures of noncash investing and financing activities
Deferred offering costs in accounts payable and accrued expenses	$—	$1,615	$—

Deferred financing costs in accounts payable and accrued expenses	$—	$363	$—

Property and equipment purchases financed with accounts payable	$123	$235	$170

Contingent consideration for business acquisition	$956	$—	$—

Stock option exercise with promissory note	$1,805	$—	$—

See accompanying notes to consolidated financial statements.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements

1. Nature of Business and Summary of Significant Accounting Policies

Description of the Company

C1 Investment Corp. and its wholly owned subsidiary, C1 Intermediate Corp., are Delaware corporations that were incorporated to complete the 2014 acquisition of ConvergeOne Holdings Corp. (“Holdings”) and its consolidated subsidiaries by Clearlake Capital Group, L.P. (“Clearlake”).

Holdings is the parent company of ConvergeOne, Inc. (“ConvergeOne”), formerly North American Communications Resource, Inc. (“NACR”), Annese & Associates, Inc. (“Annese”), SPS Holdco, LLC. (“SPS”), RGTS, Inc. (“RGTS”) and AOS, Inc. (“AOS”).

On May 16, 2015, ConvergeOne Solutions, Inc. (“Solutions”) was formed as a wholly owned subsidiary of Holdings. On May 19, 2015, NACR acquired all issued and outstanding stock of Sunturn, Inc. (“Sunturn”), and Solutions acquired all issued and outstanding stock of MSN Communications, Inc. (“MSN”). On December 4, 2015, Solutions acquired all issued and outstanding stock of SIGMAnet, Inc. (“SIGMAnet”). On December 31, 2015, the Company executed a series of mergers designed to simplify its legal structure. Sunturn was merged into NACR; and Solutions was merged into NACR. On January 1, 2016, NACR’s name was legally changed to ConvergeOne, Inc. SIGMAnet was merged into ConvergeOne, Inc. on March 31, 2017.

ConvergeOne acquired all issued and outstanding stock of Annese on July 14, 2017, all issued and outstanding stock of SPS on August 16, 2017, all issued and outstanding stock of Rockefeller Group Technology Solutions, Inc. on September 15, 2017 and all issued and outstanding stock of AOS On December 15, 2017. These business acquisitions are described in Note 2—Business Acquisitions.

Immediately following the acquisition of Rockefeller Group Technology Solutions, Inc., the name of the company was legally changed to RGTS, Inc. and the separate legal entities were merged into one of two surviving companies, either RGTS, Inc. the parent company or RGT Utilities, Inc.

References to “the Company,” “we,” “us,” “our,” and similar words refer to C1 Investment Corp. and all of the consolidated subsidiaries, unless specifically noted otherwise.

Merger

On November 30, 2017, the Company signed an Agreement and Plan of Merger (“Merger”) with Forum Merger Corporation (“Forum”), whereby a subsidiary of Forum and the Company shall consummate a merger, pursuant to which the subsidiary shall be merged with and into the Company, following which the separate corporate existence of the subsidiary shall cease and the Company shall continue as the surviving corporation (the “Business Combination”). On February 22, 2018, the transactions contemplated by the Merger were consummated. In connection with the Merger, the name of the surviving corporation was changed to ConvergeOne Holdings, Inc.

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Forum will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the Company Securityholders expecting to have a majority of the voting power of the combined company, the Company comprising the ongoing operations of the combined entity, the Company comprising a majority of the governing body of the combined company, and the Company’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of the Company issuing stock for the net assets of Forum, accompanied by a recapitalization. The net assets of Forum will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of the Company.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

Nature of Business

The Company is a leading IT services provider of collaboration and technology solutions for large and medium enterprises. The Company serves clients through its comprehensive engagement model which includes the full lifecycle of services from consultation through implementation, optimization, and ongoing support services. The Company provides innovative and sophisticated services, including professional and managed, cloud and maintenance services, and complex multi-vendor technology offerings to its clients. The Company’s core technology markets are (1) collaboration and (2) enterprise networking, data center, cloud, and security.

Principles of Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and include the accounts of the parent company, C1 Investment Corp., and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for items and matters including, but not limited to, revenue recognition, the fair value of assets acquired and liabilities assumed in business combinations, evaluation of goodwill and long-lived assets for impairment, stock-based compensation, partner funding, income tax measurement, and provisions for doubtful accounts.

Significant Accounting Policies

A summary of the Company’s significant accounting policies follows:

Revenue Recognition

Products, installation and maintenance services are typically sold as a bundled arrangement containing multiple deliverables of new and/or refurbished hardware, software and professional services associated with installing, maintaining and managing the business communications systems. Revenue from multiple-element arrangements is allocated to the various elements based on the relative selling price of the elements, and each element is considered a separate accounting unit, with recognition of revenue based on the criteria met for the individual element of the multiple-element arrangement. When available, the Company uses vendor-specific objective evidence, or VSOE, to determine the selling price of a unit of accounting. If VSOE does not exist, the Company uses third-party evidence of the selling price for similar products and services. For units of accounting in which there is no VSOE or third-party evidence of selling price, the best estimate of selling price is used. The Company determines best estimate of selling price using a cost plus margin approach.

Technology Offerings Revenue

Revenue for hardware and software: The Company sells communication products, which consist of hardware and essential software. The software and hardware are necessary to deliver the essential functionality of the communication products. Revenue from the sale of hardware and software products is generally recognized on a gross basis with the sales price to the customer recorded as revenue and the acquisition cost of the product recorded as cost of revenue, net of certain partner funding. Revenue is recognized when the title and risk of loss are passed to the customer, there is persuasive evidence of an arrangement for sale, the sales price is fixed and determinable, and collectability is reasonably assured. Hardware and software items can be delivered to

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

customers in a variety of ways including physical products shipped from our warehouses, via drop-shipment by the vendor or distributor or via electronic delivery for software licenses.

The Company maintains an estimate for sales returns and credit losses based on historical experience. The Company’s vendor partners provide limited warranties to our customers on equipment sold.

Sales Taxes. The Company records sales and use taxes collected from customers for remittance to governmental authorities on a net basis within the Company’s consolidated statements of income.

Shipping and Freight. Shipping and freight costs billed to customers are recognized within revenue with the related shipping and freight costs incurred by the Company recorded as a cost of revenue.

Services Revenue

Revenue for Professional Services. Revenue from professional services, which includes the design, configuration, installation and integration of business communication and data systems, is recognized as the services are performed or as all obligations have been substantially met.

Revenue for Managed, Cloud and Maintenance Services. Revenue for managed services, which are for agreements of one year or greater for more than one service offering, is recognized on a straight-line basis over the term of the arrangement, which is consistent with the timing of services rendered. Payments received and billings in advance for these services are initially recorded as deferred revenue and recognized over the period services are provided. The Company incurs external costs associated with professional and managed services, primarily related to purchasing maintenance support contracts with third party manufacturers and software licenses, which are generally prepaid. These costs, associated with maintenance contracts where we have an obligation to perform services, are incurred specifically to assist the Company in rendering services to its customers and are recorded as deferred customer support contract costs at the time the costs are incurred. The costs are amortized to expense as a cost of revenue – services on a straight-line basis over the period during which the Company fulfills its performance obligation.

The Company considers the principal versus agent accounting guidance to determine if the Company is the primary obligor in the arrangement and if revenue should be recognized gross or net of the associated costs. Applying the principal versus agent accounting guidance is a matter of judgment based on consideration of several factors and indicators.

Revenue from the sale of third-party retail maintenance contracts is recognized net of the related cost of revenue. In third-party retail maintenance contracts, all services are provided by third-party providers and, as a result, the Company concluded that it is acting as an agent and is not considered the primary obligor. As the Company is under no obligation to perform additional services, revenue is recognized net at the time of sale.

Revenue from the sale of third-party wholesale maintenance contracts is recognized on a gross basis at the time of sale with the selling price to the customer recorded as revenue and the acquisition cost recorded as cost of revenue. Based upon the evaluation of indicators for net and gross reporting, the Company has concluded that it is acting as a principal in these contracts.

Cash

The Company maintains its cash in bank deposit and money market accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company’s cash management program utilizes zero balance accounts and overnight money market investments. The Company does not have any compensating balance requirements.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

Trade Accounts Receivable

Accounts receivable are carried at the original invoice amount less an estimate made for doubtful receivables. Management determines the allowances by regularly evaluating individual customer receivables and considering a customer’s financial condition and credit history. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

Inventories

Inventories, consisting primarily of communication products, are valued at the lower of cost, determined by the specific-identification method and average cost, or market. The Company evaluates inventories for excess, aging, obsolescence or other factors that affect net realizable value. Write-downs have historically not been material for any of the periods presented.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over estimated useful lives of five to ten years for furniture, fixtures and equipment, and three years for software. Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the lease term.

Depreciation of certain equipment and software directly utilized in support of cloud and managed services contracts is included in cost of service revenue within the Company’s consolidated statements of income. All other depreciation and amortization are recorded in depreciation and amortization within operating expenses in the Company’s consolidated statements of income.

Finite-life Intangible Assets

Finite-life intangible assets include customer relationships, trademarks, noncompetition agreements, and internally developed software. These intangible assets are amortized over the estimated period during which the asset is expected to contribute directly or indirectly to future cash flows.

Impairment of Long-lived Assets

The Company reviews its long-lived assets for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. The recoverability of long-lived assets is measured by a comparison of the carrying amount of the asset or asset group to the future undiscounted cash flows expected to be generated by that asset group. If the asset or asset group is considered to be impaired, an impairment loss would be recorded to adjust the carrying amounts to the estimated fair value. Management has determined that no impairment of long-lived assets exists, and accordingly, no adjustments to the carrying amounts of the Company’s long-lived assets have been made for the periods presented.

Goodwill

The Company records goodwill when the purchase price of a business acquisition exceeds the fair value of net tangible and identifiable intangible assets acquired in a business acquisition. Goodwill is assessed for impairment annually, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. The Company has determined that it operates its business in one operating segment and one reporting unit and has selected October 1 as the date to perform its annual impairment test.

The Company performs either a qualitative or quantitative assessment to determine if the fair value of its reporting unit exceeds its carrying value. The qualitative goodwill impairment assessment requires evaluating

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. As part of our goodwill qualitative assessment process, we evaluate various factors that are specific to the reporting unit that include, but are not limited to, macroeconomic conditions, industry and market considerations and the overall financial performance of the Company.

When performing the quantitative assessment to calculate the fair value of a reporting unit, we consider both comparative market multiples as well as estimated discounted cash flows for the reporting unit. The significant estimates and assumptions include, but are not limited to, revenue growth rates, operating margins, and future economic and market conditions. The discount rates are based upon the reporting unit’s weighted average cost of capital. If an impairment is identified, the next step is to measure the impairment loss by comparing the implied fair value of goodwill with the carrying value of the goodwill for the reporting unit.

The Company performed its annual test in 2017 using a quantitative assessment and determined that it was not more likely than not that the fair value of its reporting unit was less than its carrying amount. The Company believes the quantitative factors considered in the impairment analysis are reasonable, however, significant changes in any one of our assumptions could produce a different result and result in impairment charges that could be material to its consolidated financial statements.

Debt Issuance Costs

Debt issuance costs arising from the Company’s borrowings and credit agreements are amortized using the effective interest rate method over the term of the related debt financing. See Note 6—Debt. Debt issuance costs are presented on a net basis along with the associated debt obligation in the consolidated balance sheets.

Deferred Offering Costs

The Company capitalizes certain legal, accounting and other third-party fees that are directly associated with in-process equity financings as other assets until such financings are consummated. After consummation of the equity financing, these costs are recorded in stockholders’ equity as a reduction of additional paid-in capital generated as a result of the offering. As of December 31, 2016, the Company had recorded $1,839,000 of deferred offering costs in connection with an equity financing process. The deferred offering costs were expensed as a charge to operating expense in the statement of income in 2017 in conjunction with the signing of the Merger agreement with Forum.

Income Taxes

Income taxes are provided using an asset and liability method. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Management’s estimate of the income tax rates utilized in the calculation of the deferred income tax balances is based on historical taxable income of the Company, expected future taxable income and corresponding rates.

The Company’s operations involve dealing with uncertainties and judgments in the application of complex tax regulations in a multitude of jurisdictions. The Company reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return based on its estimate of whether, and the extent to which, additional taxes will be due. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

See Note 15—Income Taxes for further discussion on the enactment of the legislation commonly referred to as the Tax Cuts and Jobs Act and the impact to the Company’s provision for income taxes.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

Transaction Costs

The Company presents transaction costs as a separate line item within operating expenses based on it being a material cost that varies from period to period. Transaction costs include acquisition-related expenses, including integration costs, employee retention bonuses, severance charges, advisory and due diligence fees, and transaction-related legal and accounting due diligence costs. Transaction costs for the year ended December 31, 2017 include the write-off of previously capitalized deferred offering costs.

Advertising Costs

The Company expenses advertising costs as incurred. During the years ended December 31, 2017, 2016 and 2015, advertising costs were $1,935,000, $1,903,000 and $1,312,000, respectively. These amounts were offset by partner funding earned pursuant to shared marketing expense programs recorded as a reduction of selling and administrative expenses.

Product Warranty

The Company provides limited warranties for replacement of defective products for customers who purchase certain types of maintenance support. The Company has not incurred any significant costs associated with these warranties.

Contingencies

From time to time, the Company may be involved in legal matters such as contractual disputes, employment matters, personal injury or property damage claims. While the outcome of such litigation is never certain, management believes the outcomes will not have a material adverse effect on the consolidated financial statements.

Stock-based Compensation

The Company measures and recognizes stock-based compensation expense for all stock-based awards made to employees and directors based on the fair value of the awards as of the date they were each granted and the corresponding expense is recognized over the requisite service period of the awards, both for stock options and restricted stock grants. The Company measures and recognizes stock-based compensation expense for all stock-based awards to non-employees based on the fair value of the award, which is re-measured at the end of each reporting period until vested, and the corresponding expense is recognized over the requisite service period.

The Company uses the Black-Scholes option pricing model to determine the fair value of stock-based awards. The model utilizes the value of the Company’s common stock as well as assumptions regarding the award’s expected life, risk-free interest rate, expected volatility of the underlying stock, and expected dividends. The specific assumptions the Company uses include the following:

Fair value of the Company’s common stock. The fair value of the Company’s common stock has historically been determined by management primarily using periodic valuation studies obtained from a third-party valuation firm. In performing its valuation analysis, the valuation firm uses information provided by management and a number of assumptions based on market and economic conditions.

Expected term. We estimate the expected term using the simplified method due to the lack of historical data regarding the expected life of the awards. The simplified method calculates the expected term as the mid-point between the vesting date and the contractual expiration date of the award.

Risk-free interest rate. We use interest rates based on U.S. Treasury yields in effect at the time of grant over the expected term of the award.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

Expected volatility. We use the average of the historical volatility of public companies in industries similar to the Company.

Dividends. Based on expected annual dividend payout.

The Company uses judgment in evaluating the factors used in the Black-Scholes pricing model. As a result, if factors change, stock-based compensation expense could be significantly different in the future.

Stock-based compensation expense is classified as sales and marketing expense or general and administrative expense consistent with other compensation expense associated with the award recipient. The Company has not capitalized stock-based employee compensation cost or recognized any significant tax benefits related to these costs.

Partner Funding

The Company receives payments and credits from vendors for various programs, including rebates, volume incentive programs and shared marketing expense programs. Each program varies in length and has varying conditions or achievement targets that determine the amount of consideration the Company is eligible to receive. The Company estimates and recognizes the amount of vendor consideration earned when it is probable and reasonably estimable using the information available or historical data. The Company recognizes vendor consideration as a reduction of either cost of revenue for rebates and volume incentives or operating expenses for shared marketing expenses or marketing development fund programs based on the nature of the consideration earned.

Business Combinations

The Company accounts for business combinations and acquisitions using the acquisition method. The acquisition method requires that the total purchase price of the acquired entity be allocated to the assets acquired and liabilities assumed based on their fair values at the acquisition date. The assets acquired include the analysis and recognition of intangible assets such as customer relationships, trade names, developed technology and contractual rights and the liabilities assumed include contractual commitments and contingencies. Any premium paid over the fair value of the net assets and liabilities acquired is recorded as goodwill in connection with a business combination. The results of operations for an acquired entity are included in the consolidated financial statements from the date of acquisition.

Fair Value Measurements

Fair value is defined under U.S. GAAP as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. U.S. GAAP also provides a fair value hierarchy for valuation inputs to prioritize the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels, which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1: Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs are quoted prices in active markets for similar assets or liabilities, or quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable or can be corroborated by observable market data for the asset or liability.

Level 3: Inputs are unobservable for the asset or liability and are supported by little or no market activity. These fair values are determined using pricing models for which the assumptions utilize management’s estimates or market participant assumptions.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

For those financial instruments with no quoted market prices available, fair value is estimated using present value calculations or other valuation methods, as well as management’s best judgment with respect to current economic conditions, including discount rates and estimates of future cash flows.

Other Comprehensive Income (Loss)

The Company did not have any components of other comprehensive income (loss) for any of the periods presented.

Net Income (Loss) Per Share

Basic net income (loss) per share is computed using the two-class method, which includes the weighted-average number of shares of Class A common stock and participating Class B convertible common stock outstanding during the period. In applying the two-class method, net income (loss) is allocated to both participating classes of common stock based on their respective weighted-average shares outstanding for the period. Diluted net income (loss) per share is computed using the weighted-average number of shares of common stock and dilutive potential shares of common stock outstanding during the period. Dilutive potential shares of common stock outstanding includes the dilutive effect of in-the-money service-only condition stock options. The dilutive effect of such equity-classified awards is calculated based on the average share price for each period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options and the amount of compensation cost for future service that the Company has not yet recognized are collectively assumed to be used to repurchase shares.

Reportable Segments

Segment information is required to be presented in accordance with a “management approach,” which is the approach used by a Company’s chief operating decision-maker when reviewing operating segment information to make decisions, allocate resources and assess performance. An operating segment is defined as a component of the Company (1) that engages in business activities from which it may earn revenue and incur expense, (2) whose operating results are regularly reviewed by the Company’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and (3) for which discrete financial information is available. The Company has determined that it operates its business in one operating segment - see Note 16—Segment Reporting.

Recently Adopted Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-03, Accounting Changes and Error Corrections (Topic 250) and Investments-Equity Method and Joint Ventures (Topic 323): Amendments to SEC Paragraphs Pursuant to Staff Announcements at the September 22, 2016 and November 17, 2016 EITF Meetings. This ASU amends the FASB Accounting Standards Codification (“ASC” or “the Codification”) for SEC staff announcements made at recent Emerging Issues Task Force meetings and is effective immediately. The new guidance is intended to provide clarity in relation to the disclosure of the impact that ASU 2014-09 and ASU 2016-02 will have on our consolidated financial statements when adopted. Registrants are required to disclose the effect that recently issued accounting standards will have on their financial statements when adopted in a future period. In cases where a registrant cannot reasonably estimate the impact of the adoption, then additional qualitative disclosures should be considered. The ASU incorporates these SEC staff views into ASC 250 and adds references to that guidance in the transition paragraphs of ASU 2014-09 and ASU 2016-02, which are defined below. The Company believes its disclosures below regarding the impact of recently issued accounting standards to be adopted in a future period are aligned with the guidance in the ASU.

On January 1, 2017, the Company adopted ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, which restricts the valuation of inventory to the lower of cost or net realizable value,

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

which is the estimated selling price in the ordinary course of business less reasonably predictable costs of completion, disposal and transportation. The adoption of ASU 2015-11 did not have a material impact on the consolidated financial statements.

On January 1, 2017, the Company adopted ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which provides areas for simplification in the accounting for share-based payment transactions. Areas included for simplification include, but are not limited to, accounting for income taxes, classification of excess tax benefits on the statement of cash flows, forfeitures and minimum statutory withholding. We elected to continue estimating forfeitures of share-based awards. The adoption of ASU 2016-09 did not have a material impact on the consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other: Simplifying the Test for Goodwill Impairment to simplify the subsequent measurement of goodwill by eliminating Step 2 of the goodwill impairment test. If a reporting unit fails Step 1 of the goodwill impairment test, entities are no longer required to compute the implied fair value of goodwill following the same procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, the guidance requires an entity to perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and to recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The Company concluded that ASU 2017-04 is preferable to the current guidance due to efficiency, since ASU 2017-04 eliminates the requirement to determine the fair value of individual assets and liabilities of a reporting unit to measure goodwill impairment. The Company early adopted this guidance as of the beginning of the fourth quarter of fiscal 2017. The guidance is applied prospectively and the adoption of this standard did not have any impact on the consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which outlines a single, comprehensive model for accounting for revenue from contracts with customers, requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of ASU 2014-09 by one year, making it effective for annual reporting periods beginning after December 15, 2018 and interim periods within that fiscal year, with early adoption permitted.

The FASB has issued the following additional ASUs to amend the guidance in ASU 2014-09, all of which have effective dates concurrent with the effective date of ASU 2014-09:

(1)	In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the implementation guidance on principal versus agent considerations within the new revenue recognition standard.

(2)	In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, which enhances the guidance around identifying performance obligations in customer contracts within the new revenue recognition standard.

(3)	In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-scope Improvements and Practical Expedients, which provides additional guidance around certain areas of the new revenue recognition standard. These areas include, but are not limited to, assessing the collectability criterion, presentation of sales taxes and accounting for noncash consideration.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

(4)	In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, which provides additional guidance around narrow areas of the new revenue recognition standard. These areas include, but are not limited to, contract costs and modifications and remaining performance obligations.

The Company does not intend to early adopt the new revenue recognition guidance and therefore all of the ASUs noted above will be effective for us for the year ending December 31, 2019. The Company expects to begin evaluating the effect of the revenue recognition ASUs during the second quarter of 2018. The evaluation will include selecting a transition method for these revenue recognition ASUs and determining the effect that the updated standards will have on the historical and future consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which changes the accounting for leases in order to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The standard has an effective date for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years, with early adoption permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company does not currently intend to early adopt the new leasing guidance and therefore ASU 2016-02 will be effective for us for the year ending December 31, 2020. The Company has not yet begun to evaluate the effect of the new guidance on the consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Receipts and Cash Payments, to address diversity in practice regarding the presentation of eight specific cash flow situations. These situations include, but are not limited to, debt prepayment and debt extinguishment costs and contingent consideration payments made after a business combination. The standard has an effective date for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact that the standard will have on the consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, to clarify the definition of a business and add guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The standard has an effective date for annual periods beginning after December 15, 2018, and interim periods within those annual periods, with early adoption permitted. The Company is currently evaluating the impact that the standard will have on the consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting, which clarifies that modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the changes in terms or conditions. ASU 2017-09 is effective for fiscal years beginning after December 15, 2017, and interim periods within those annual periods, with early adoption permitted. The amendments in this standard should be applied prospectively to an award modified on or after the adoption date. The Company is currently evaluating the impact that the standard will have on the consolidated financial statements, but does not believe this update will have a significant impact.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

2. Business Acquisitions

Acquisitions were accounted for as business combinations and the assets acquired and liabilities assumed were recognized based on the estimated fair values at the acquisition date as determined by the Company’s management, using information currently available and current assumptions as to projections of future events and operating performance, and consideration of market conditions.

2017 Acquisitions

Annese & Associates, Inc.

On July 14, 2017, the Company, through its subsidiary ConvergeOne, acquired Annese & Associates, Inc. (“Annese”) for cash consideration of $24,483,000 plus additional consideration of up to $4,000,000, contingent upon the achievement of certain gross profit targets for the twelve months ending June 30, 2018. The Company incurred transaction costs of $778,000 related to the acquisition and included the amount in transaction costs on the consolidated statements of income for the year ended December 31, 2017.

The Company estimated the fair value of the contingent consideration to be approximately $956,000, based upon information currently available and current assumptions as to projections of future events and operating performance, and consideration of market conditions. Payment of the additional consideration, if any, is due during the third quarter of 2018. As of December 31, 2017, the fair value of contingent consideration of $956,000 is included in Accrued other liabilities in the Consolidated Balance Sheets.

Based on the fair value measurement of the assets acquired and liabilities assumed, the Company paid a premium over the fair value of the net tangible and identified intangible assets acquired, resulting in goodwill of approximately $9,906,000. The purchase price of the Annese acquisition was finalized in December 2017 resulting in a decrease of $1,550,000. The premium paid is attributed to Annese’s presence in the business communications industry and its growth potential. Goodwill recognized is deductible for income tax purposes.

Since the acquisition date of July 14, 2017, $36,385,000 of revenue and $1,648,000 of net income are included in the accompanying consolidated statements of income for the year ended December 31, 2017.

As a result of the acquisition, a portion of the consideration, approximately $2,776,000, was placed in an escrow account. The funds in the escrow account are to secure the sellers’ and the Company’s indemnification obligations in the purchase agreement and for any post-closing purchase price adjustments. On December 18, 2017, the purchase price escrow of $200,000 was released to the Company. The remaining funds held in escrow of $2,576,000 after settlement of indemnification claims of the buyer will be paid to the sellers at a future date and are included in cash consideration paid in the table below.

The fair value of accounts receivable was adjusted for approximately $2,323,000 for amounts not expected to be collected.

SPS Holdco, LLC

On August 16, 2017, the Company, through its subsidiary ConvergeOne, acquired SPS Holdco, LLC (“SPS”) for cash consideration of $51,125,000. The Company incurred transaction costs of $581,000 related to the acquisition and included the amount in transaction costs on the consolidated statements of income for the year ended December 31, 2017.

Based on the fair value measurement of the assets acquired and liabilities assumed, the Company paid a premium over the fair value of the net tangible and identified intangible assets acquired, resulting in goodwill of approximately $18,834,000. The purchase price of the SPS acquisition was finalized in December 2017 resulting in a decrease of $8,000,000. The premium paid is attributed to SPS’s presence in the business communications industry and its growth potential. Goodwill recognized is deductible for income tax purposes.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

Since the acquisition date of August 16, 2017, $91,576,000 of revenue and $1,410,000 of net loss are included in the accompanying consolidated statements of income for the year ended December 31, 2017.

As a result of the acquisition, a portion of the consideration, approximately $8,000,000, was placed in an escrow account for any post-closing purchase price adjustments. On December 18, 2017, the full amount of the escrow of $8,000,000 was released to the Company.

The fair value of accounts receivable was adjusted for approximately $3,148,000 for amounts not expected to be collected.

Rockefeller Group Technology Solutions, Inc.

On September 15, 2017, the Company, through its subsidiary ConvergeOne, acquired Rockefeller Group Technology Solutions, Inc. (“RGTS”) for cash consideration of $20,862,000. The Company incurred transaction costs of $612,000 related to the acquisition and included the amount in transaction costs on the consolidated statements of income for the year ended December 31, 2017.

Based on the fair value measurement of the assets acquired and liabilities assumed, the Company paid a premium over the fair value of the net tangible and identified intangible assets acquired, resulting in goodwill of approximately $5,471,000. The purchase price of the RGTS acquisition was finalized in January 2018 resulting in an increase of $10,000. The premium paid is attributed to RGTS’s presence in the business communications industry and its growth potential. Goodwill recognized is deductible for income tax purposes.

Since the acquisition date of September 15, 2017, $8,242,000 of revenue and $192,000 of net income are included in the accompanying consolidated statements of income for the year ended December 31, 2017.

As a result of the acquisition, a portion of the consideration, approximately $2,200,000, was placed in an escrow account. The total escrow is included in cash consideration paid in the table below. The funds in the escrow account are to secure the sellers’ and the Company’s indemnification obligations in the purchase agreement and for any post-closing purchase price adjustments. In January 2018, the purchase price escrow of $600,000 was released to the sellers. The remaining funds held in escrow after settlement of indemnification claims of the buyer will be paid to the sellers at a future date and are included in cash consideration paid in the table below.

The fair value of accounts receivable was adjusted for approximately $565,000 for amounts not expected to be collected.

AOS, Inc.

On December 15, 2017, the Company, through its subsidiary ConvergeOne, acquired AOS, Inc. (“AOS”) for cash consideration of $65,859,000. The Company incurred transaction costs of $459,000 related to the acquisition and included the amount in transaction costs on the consolidated statements of income for the year ended December 31, 2017.

The acquisition fair value measurement is preliminary and subject to completion of the valuation of AOS and further management reviews and assessments of the preliminary fair value of the assets acquired and liabilities assumed. The adjustments arising from the completion of the outstanding matters may materially affect the preliminary purchase accounting. The purchase price allocation will be finalized as soon as practicable within the measurement period, but not later than one year following the acquisition date.

Based on the preliminary fair value measurement of the assets acquired and liabilities assumed, the Company paid a premium over the fair value of the net tangible and identified intangible assets acquired,

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

resulting in preliminary goodwill of approximately $40,460,000. The premium paid is attributed to AOS’s presence in the business communications industry and its growth potential. Goodwill recognized is deductible for income tax purposes.

Since the acquisition date of December 15, 2017, $12,802,000 of revenue and $1,275,000 of net income are included in the accompanying consolidated statements of income for the year ended December 31, 2017.

As a result of the acquisition, a portion of the consideration, approximately $1,945,000, was placed in an escrow account. The total escrow is included in cash consideration paid in the table below. The funds in the escrow account are to secure the sellers’ and the Company’s indemnification obligations in the purchase agreement and for any post-closing purchase price adjustments. The funds held in escrow after settlement of indemnification claims of the buyer will be paid to the sellers at a future date.

The fair value of accounts receivable was adjusted for approximately $500,000 for amounts not expected to be collected.

The following summarizes the fair value of the assets acquired and liabilities assumed (in thousands) for acquisitions completed in 2017:

	Annese	SPS	RGTS	AOS	Total
Assets Acquired:
Cash	$92	$8,426	$—	$10,886	$19,404
Trade accounts receivable	12,321	34,543	1,685	22,321	70,870
Inventories	3,161	6,264	20	3,057	12,502
Prepaid expenses	2,492	1,823	1,501	645	6,461
Deferred customer support contract costs	—	14,366	—	—	14,366
Deferred income taxes	1,326	10,448	—	—	11,774
Property and equipment	960	15,146	4,394	1,417	21,917
Goodwill	9,906	18,834	5,471	40,460	74,671
Customer relationships	7,418	25,985	8,131	19,300	60,834
Trademarks	514	804	—	1,350	2,668
Noncompetition agreements	—	—	465	1,500	1,965

Total assets acquired	38,190	136,639	21,667	100,936	297,432

Liabilities Assumed:
Accounts payable and accrued expenses	(11,135)	(51,376)	(805)	(33,210)	(96,526)
Customer deposits	(29)	(7,547)	—	(1,867)	(9,443)
Deferred revenue	(1,587)	(26,591)	—	—	(28,178)

Total liabilities assumed	(12,751)	(85,514)	(805)	(35,077)	(134,147)

Net assets acquired	$25,439	$51,125	$20,862	$65,859	$163,285

The expected lives of the acquired amortizable intangible assets are five years for customer relationships, two years for trademarks and 2-3 years for noncompetition agreements. See Note 10 for further discussion of the fair value of the acquired tangible and intangible assets.

Deferred income tax assets acquired relate primarily to deferred revenue.

The fair value measurements for AOS are preliminary including the fair value of tangible assets, intangible assets subject to amortization, goodwill, liabilities assumed, and deferred income taxes. The fair value measurements for Annese, SPS and RGTS were final at December 31, 2017, with the exception of the fair value of accounts receivable, inventory excess and obsolescence reserves, accrued expenses, and deferred income

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

taxes. We expect the fair value measurement process to be completed no later than one year from the acquisition date. Purchase price and fair value adjustments to preliminary amounts were made during the fourth quarter of 2017 as follows:

	Annese	SPS	RGTS
Net assets acquired as at September 30, 2017	$30,033	$59,125	$20,852
Purchase price and fair value adjustments: Increase (decrease):
Current assets	(480)	(4,710)	(206)
Property and equipment	—	(5,209)	31
Goodwill	(7,803)	(4,594)	(3,715)
Intangible assets	2,193	4,899	4,000
(Increase) decrease:
Current liabilities	170	(8,834)	(100)
Deferred income taxes	1,326	10,448	—

	(4,594)	(8,000)	10

Net assets acquired as at December 31, 2017	$25,439	$51,125	$20,862

Unaudited Pro-Forma Information

Following are the supplemental consolidated results of the Company on an unaudited pro forma basis, as if the 2017 acquisitions had been consummated on January 1, 2016 for the year ended December 31, 2016 and 2017 (in thousands):

	Year Ended
	December 31,
	2017	2016
Revenue	$1,307,148	$1,414,520
Net (loss) income	$(21,915)	$3,960

These pro forma results were based on estimates and assumptions, which the Company believes are reasonable. They are not the results that would have been realized had the Company been a combined company during the periods presented and are not necessarily indicative of consolidated results of operations in future periods. The pro forma results include adjustments primarily related to purchase accounting adjustments.

2015 Acquisitions

SIGMAnet, Inc.

On December 4, 2015, the Company, through its subsidiary Solutions, acquired SIGMAnet for cash consideration of $47,851,000. The acquisition was accounted for as a business combination. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair values at the acquisition date as determined by the Company’s management, using information currently available and current assumptions as to projections of future events and operating performance, and consideration of market conditions.

The Company paid a premium over the fair value of the net tangible and identified intangible assets acquired, resulting in goodwill recorded of $27,820,000. The premium paid is attributed to SIGMAnet’s presence in the business communications industry and its growth potential. Goodwill recognized is deductible for income tax purposes. The results of the acquisition are included in the accompanying consolidated statements of income from the acquisition date forward.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2015, the purchase price was allocated on a preliminary basis to the tangible and identifiable intangible assets acquired and the liabilities assumed based on the estimated fair values at the acquisition date, as determined by the Company’s management, based upon information currently available, current assumptions as to future operations, and consideration of market conditions. Due to the timing of the acquisition, the Company did not complete the final purchase price allocation until 2016. Adjustments to the preliminary amounts during the measurement period, which were the result of information that existed as of the acquisition date, were recognized prospectively. The adjustments resulted in an increase in goodwill of $13,634,000, a decrease in finite-life intangibles of $12,567,000, a decrease in tangible assets of $1,345,000, and an increase in accounts payable and accrued expenses of $787,000. The impact on the consolidated statement of income was a decrease in cost of revenue of $157,000 and a decrease in operating expenses of $60,000 and an increase in income before income taxes of $217,000.

As a result of the acquisition, a portion of the consideration, $2,925,000, was placed in an escrow account. All of the escrow was released to the sellers in 2016 and is included in cash consideration paid in the table below.

The fair value of accounts receivable was adjusted for approximately $2,202,000 for amounts not expected to be collected.

Sunturn, Inc.

On May 19, 2015, the Company, through its subsidiary NACR, acquired all of the outstanding stock of Sunturn for cash consideration of $8,744,000. The acquisition was accounted for as a business combination. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values at the acquisition date as determined by the Company’s management, using information currently available and current assumptions as to projections of future events and operating performance, and consideration of market conditions.

The Company paid a premium over the fair value of the net tangible and identified intangible assets acquired, resulting in goodwill recorded of $2,813,000. The premium paid is attributed to Sunturn’s presence in the business communications industry and its growth potential. Goodwill recognized is deductible for income tax purposes. The results of the acquisition are included in the accompanying consolidated statements of income from the acquisition date forward.

During 2016, the Company settled the working capital adjustment provision of the purchase agreement with the sellers resulting in an increase in goodwill of $650,000.

The fair value of accounts receivable was adjusted for approximately $95,000 for amounts not expected to be collected.

MSN Communications, Inc.

On May 19, 2015, the Company, through its subsidiary Solutions, acquired all of the outstanding stock of MSN for cash consideration of $18,817,000. The acquisition was accounted for as a business combination. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values at the acquisition date as determined by the Company’s management, using information currently available and current assumptions as to projections of future events and operating performance, and consideration of market conditions.

The Company paid a premium over the fair value of the net tangible and identified intangible assets acquired, resulting in goodwill recorded of $6,971,000. The premium paid is attributed to MSN’s presence in the business communications industry and its growth potential. Goodwill recognized is deductible for income tax purposes. The results of the acquisition are included in the accompanying consolidated statements of income from the acquisition date forward.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

During 2016, the Company settled the working capital adjustment provision of the purchase agreement with the sellers resulting in an increase in goodwill of $172,000, which was accounted for prospectively. In addition, the Company finalized the fair value determination of accounts payable and accrued expenses as of the acquisition date, which was accounted for prospectively. The final determination of accounts payable and accrued expenses resulted in a decrease in goodwill of $237,000.

The fair value of accounts receivable was adjusted for approximately $805,000 for amounts not expected to be collected.

The following summarizes the estimated fair value of the assets acquired and liabilities assumed (in thousands) for acquisitions completed in 2015:

	Sigmanet	Sunturn	MSN	Total
Assets Acquired:
Cash	$6,537	$1,038	$1,035	$8,610
Trade accounts receivable	27,206	5,899	17,459	50,564
Inventories	1,055	—	—	1,055
Prepaid expenses	167	144	191	502
Deferred income taxes	363	—	—	363
Property and equipment	1,973	312	700	2,985
Goodwill	27,820	2,813	6,971	37,604
Customer relationships	10,336	4,482	11,493	26,311
Trademarks	1,842	199	757	2,798
Noncompetition agreements	164	86	351	601

Total assets acquired	77,463	14,973	38,957	131,393

Liabilities Assumed:
Accounts payable and accrued expenses	(28,462)	(5,429)	(17,818)	(51,709)
Customer deposits	(1,072)	(800)	(2,322)	(4,194)
Deferred revenue	(78)	—	—	(78)

Total liabilities assumed	(29,612)	(6,229)	(20,140)	(55,981)

Net assets acquired	$47,851	$8,744	$18,817	$75,412

3. Trade Accounts Receivable

The following is a roll forward of our allowance for doubtful accounts (in thousands):

	December 31,
	2017	2016	2015
Balance at beginning of period	$1,024	$383	$150
Amounts expensed	1,006	1,090	353
Deductions(1)	(550)	(449)	(120)

Balance at end of period	$1,480	$1,024	$383

(1)	Deductions include actual accounts written off, net of recoveries.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

4. Property and Equipment

Property and equipment and accumulated depreciation is as follows (in thousands):

	Estimated Useful Lives	December 31,
		2017	2016
Furniture, fixtures and equipment	Five to 10 years	$31,858	$10,413
Software	3 years	21,172	14,265
Leasehold improvements	Lesser of life or lease term	3,855	1,755

		56,885	26,433
Less accumulated depreciation		(20,226)	(11,078)

		$36,659	$15,355

5. Goodwill and Finite-Life Intangible Assets

Goodwill

The changes in the carrying amount of goodwill is as follows (in thousands):

	December 31,
	2017	2016	2015
Balance at beginning of period	$258,570	$244,351	$220,966
Acquisitions	74,671	—	23,385
Measurement period adjustments	—	14,219	—
Other	(1,785)	—	—

Balance at end of period	$331,456	$258,570	$244,351

During the year ended December 31, 2016, goodwill increased by $14,219,000 associated with measurement period adjustments to acquisitions made in 2015. During the year ended December 31, 2017, goodwill increased by $74,671,000 associated with acquisitions made in 2017 including measurement period adjustments for those acquisitions. Measurement period adjustments were recorded prospectively under ASU 2015-16. See Note 2—Business Acquisitions for further discussion.

Finite-life Intangibles

In connection with business acquisitions the Company acquired certain customer relationships, trademarks, noncompetition agreements, and internally developed software. The Company’s management determined, based upon information available at the time of acquisition and on certain assumptions as to future operations and market considerations, the values of the finite-life intangibles as follows: trademarks, using the relief from royalty method; and customer relationships, noncompetition agreements and internally developed software using, in part, a discounted cash flow method. The amortization periods were estimated by management, considering both the economic and legal lives, as well as the expected period of benefit.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

Finite-life intangible assets consist of the following (in thousands):

			Useful Life (Years)	Weighted-Average Remaining Life (Years)(1)

	December 31,
	2017	2016
Customer relationships	$208,451	$147,617	5–10	5.4
Trademarks	38,546	35,878	2–10	6.0
Noncompetition agreements	6,241	4,276	1–5	4.4
Internally developed software	541	541	10	6.8

	253,779	188,312
Less accumulated amortization	(80,137)	(53,692)

Finite-life intangibles, net	$173,642	$134,620

(1)	As of December 31, 2017

During the years ended December 31, 2017, 2016 and 2015, aggregate amortization expense was $26,445,000, $22,456,000, and $20,247,000, respectively. Based on the recorded intangible assets at December 31, 2017, estimated amortization expense is expected to be as follows (in thousands):

Years Ending December 31,
2018	$34,747
2019	34,535
2020	31,190
2021	28,062
2022	23,869
2023 and thereafter	21,239

Total	$173,642

6. Debt

Long-term debt consists of the following (in thousands):

	December 31,
	2017	2016
Revolving line-of-credit	$20,000	$—
Term loan facility	562,325	—
First lien term loan	—	324,138
Second lien term loan	—	80,000

Total long-term debt	582,325	404,138
Less unamortized original issue discount	(5,623)	(2,761)
Less unamortized deferred financing costs	(4,626)	(9,089)

Total long-term debt, net of debt issuance costs	572,076	392,288
Less current maturities	(5,652)	(3,324)

Long-term debt, net	$566,424	$388,964

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

June 2017 Credit Facilities

Senior Secured Term Loan

On June 20, 2017, Holdings and our subsidiary, and direct corporate parent of Holdings, C1 Intermediate Corp. (“Intermediate”) entered into a Term Loan Agreement (the “Term Loan Agreement”) with JPMorgan Chase Bank, N.A. as the administrative agent and collateral agent. The Term Loan Agreement provides for senior secured term loans in the aggregate principal amount of $430,000,000 (the “Term Loans”). A portion of the proceeds of the Term Loans were used to repay the June 2014 Credit Facilities described below and to pay debt issuance costs. The remaining proceeds will be used for working capital needs and general corporate purposes.

Principal installments in the amount of $1,413,000 are due on the last business day of each quarter, commencing September 30, 2017, with the remaining outstanding principal amount to be paid on its maturity date of June 20, 2024.

The obligations under the Term Loan Agreement are unconditionally and irrevocably guaranteed by Intermediate and certain restricted subsidiaries of Holdings. In addition, the obligations under the Term Loan Agreement are secured by a first priority lien on substantially all assets of Holdings and each guarantor, except for the assets secured by a first priority lien under the Revolving Loan Credit Agreement discussed below, on which the Company has granted a second priority lien to secure the obligations under the Term Loan Agreement. In connection with the Term Loan Agreement, Intermediate, Holdings and its restricted subsidiaries are subject to various restrictive covenants, including, among other things, restrictions on dividends. In January, 2018, the Term Loan Agreement was amended to further define restricted payments and other terms in connection with the proposed Merger with Forum. Prepayments of principal are required under the agreement based upon a calculation of excess cash flows commencing with the year ending December 31, 2018.

The Company is permitted to repay outstanding Term Loans at any time without premium or penalty, unless such payment is made prior to June 20, 2018 in connection with a repricing transaction as described in the Term Loan Agreement, in which case the Company is required to pay a premium of 1% of the Term Loans so prepaid.

The Term Loans bear interest at 3.75% above the alternate base rate or 4.75% above the Eurodollar rate as described in the agreement. Interest on the Eurodollar rate Term Loans is payable on the last day of the Interest Period, as defined in the Term Loan Agreement, and interest on alternate base rate Term Loans is payable on the last day of each quarter. Borrowings under the Term Loans had an interest rate of 6.45% at December 31, 2017.

The Company incurred financing transaction costs of approximately $4,778,000 and an original issue discount of $4,300,000 related to the Term Loan Agreement which the Company will amortize over the term of the credit agreement.

In July, 2017, Holdings borrowed an additional $75,000,000 of term loans under an incremental amendment to the Term Loan Agreement, which loans are part of the same class of, and on the same terms as, the initial Term Loans. Proceeds from the incremental amendment were used for the Annese and SPS acquisitions, discussed in Note 2.

In October, 2017, Holdings borrowed an additional $60,000,000 of term loans under an incremental amendment to the Term Loan Agreement, which loans are part of the same class of, and on the same terms as, the initial Term Loans. Proceeds from the incremental amendment were used to acquire AOS, discussed in Note 2—Business Acquisitions.

The Company incurred financing transaction costs of approximately $2,208,000 and an original issue discount of $713,000 related to the incremental term loan joinder agreements. The Company expensed

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

$1,793,000 of direct issuance costs incurred within interest expense on the consolidated statement of income and will amortize $1,128,000 over the remaining term of the credit agreement.

Senior Secured Revolving Loan Facility

On June 20, 2017, Holdings and Intermediate entered into a Revolving Loan Credit Agreement (the “Revolver Agreement”) with Wells Fargo Commercial Distribution Finance, LLC (“Wells Fargo”) as the administrative agent and collateral agent and as Floorplan Funding Agent. The Revolver Agreement provides a senior secured revolving loan facility of $150,000,000 aggregate principal amount of revolving loans and amends and restates the existing floorplan agreement with Wells Fargo in order to extend credit in the form of a floorplan subfacility. The Revolver Agreement matures on June 20, 2022.

The obligations under the Revolver Agreement are unconditionally and irrevocably guaranteed by Intermediate and certain restricted subsidiaries of Holdings. The obligations under the Revolver Agreement are secured by a first priority lien on the receivable accounts, inventory, and deposit and securities accounts, and a second priority lien on substantially all of the other assets of Holdings and each guarantor. The aggregate principal amount of the revolving loans and floorplan advances is limited to a Borrowing Base as defined by the Revolver Agreement, reduced by outstanding letters of credit. Mandatory prepayments are required in the event that the sum of the outstanding principal amount of the revolving loans, letter of credit and floorplan advances exceeds the less of (i) the aggregate revolving commitments of $150,000,000 or (ii) the Borrowing Base, in an amount equal to the excess.

The Revolver Agreement contains a number of covenants including, among other things, requirements to maintain certain financial ratios and restrictions on dividends. If the Revolving Exposure, as described in the Revolver Agreement, exceeds the less of the revolving loan commitments or the borrowing base, the Revolver Agreement requires the Company to prepay outstanding Revolving Loans in an aggregate amount equal to such excess. The Company is permitted to repay outstanding Revolving Loans at any time without premium or penalty.

Borrowings under the Revolver Agreement bear interest at rates ranging from 0.25% to 0.75% above the alternate base rate or from 1.25% to 1.75% above the Eurodollar rate as described in the Revolver Agreement, in each case based on availability under the Revolver Agreement as of such interest payment date. A commitment fee equal to 0.250% or 0.375% per annum (based on availability under the Revolver Agreement) times the average daily unused amount of the available revolving commitments is payable on the last day of each quarter.

At December 31, 2017, the Borrowing Base was $150,000,000. There were no letters of credit outstanding, the outstanding balance on the revolver was $20,000,000 and the outstanding floorplan balance was $32,322,000; therefore, the maximum borrowing available was $97,678,000 at December 31, 2017.

The Company incurred financing transaction costs of approximately $927,000 related to the Revolver Agreement which the Company will amortize over the term of the agreement.

June 2014 Credit Facilities

In June 2014, Holdings, Intermediate and certain subsidiaries of Holdings obtained financing from a loan syndication with several lenders and entered into first and second lien credit agreements containing a revolving line-of-credit commitment and two term loans totaling $270,000,000. Principal installments were due quarterly through June 17, 2020 on the first lien term loan; the second lien term loan was payable in full on June 17, 2021. The revolving line-of-credit commitment had a maximum borrowing availability of $25,000,000, which was reduced by outstanding letters of credit, through June 17, 2019, if any. In May 2015, Holdings borrowed an additional $50,000,000 under an incremental joinder agreement related to the first lien term loan.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

Borrowings under the credit agreements were secured by substantially all assets of Holdings, Intermediate and each guarantor. In connection with the credit agreements, Holdings, Intermediate and each guarantor were subject to various restrictive covenants, including, among other things, requirements to maintain certain financial ratios and restrictions on dividends. Prepayments of principal were required under the agreements for the first lien and second lien term loans based upon a calculation of excess cash flows commencing with the year ending December 31, 2015. There were no prepayments of principal required at December 31, 2015 or 2016.

Advances under the revolving line of credit bore interest at 4.00% (applicable margin) above the base rate or 5.00% above the Eurocurrency rate as defined in the agreement. Borrowings under the first and second lien term loans bore interest at 4.00% and 7.00%, respectively, above the base rate or 5.00% and 8.00%, respectively, above the Eurocurrency rate as defined in the agreement. Interest is payable on the last day of the interest period as defined in the agreements.

In October 2016, the first and second lien credit agreements including the revolving line-of-credit commitment were amended. Holdings borrowed an additional $90,000,000 on the first lien term loan. Interest on borrowings under the first and second lien term loans increased to 4.375% and 8.00%, respectively, above the base rate or 5.375% and 9.00%, respectively, above the Eurocurrency rate as defined in the agreements. Principal installments on the first lien term loan increased to $831,000 payable quarterly through June 17, 2020. The maximum borrowing availability of the revolver increased $40,000,000 to $65,000,000. There was no change in the maturity dates. The additional funds borrowed were used to pay dividends to Class A Common stockholders as discussed in Note 7—Stockholders’ Equity (Deficit).

Certain lenders did not participate in the amendment to the credit agreements, therefore the amendment was accounted for as a debt modification with respect to amounts that remained in the syndicate and debt extinguishment with respect to the amounts that exited the syndicate. In accordance with the applicable accounting guidance for debt modification and extinguishment, and for interest costs accounting, the Company expensed $1,470,000 in extinguishment costs incurred, the remaining unamortized debt issuance costs of $989,000 and the remaining unamortized original issue discount of $288,000 relating to the amounts that exited the syndicate and amounts considered “substantially different.” The Company reported these expenses within interest expense on the consolidated statement of income for the year ended December 31, 2016.

The Company incurred financing transaction costs of approximately $6,068,000 related to the amendments and an original issue discount $1,350,000. In accordance with the accounting for debt modification, the Company expensed $1,739,000 of direct issuance costs incurred within interest expense on the consolidated statement of income and will amortize $5,679,000 over the remaining term of the credit agreement.

In March 2017, the Company entered into an incremental term loan joinder agreement with its lender to increase the first lien term loan commitments in an aggregate amount of $50,000,000, subject to various terms and conditions. The interest rates, security agreement, restrictive covenants, and maturity date was the same as the outstanding first lien term loans. There was a commitment fee for the unused portion of the incremental term loan.

The Company incurred financing transaction costs of approximately $703,000 related to the incremental term loan joinder agreement. The Company expensed $556,000 of direct issuance costs incurred within interest expense on the consolidated statement of income and will amortize $147,000 over the remaining term of the credit agreement.

The Company made an initial $10,000,000 draw under the new agreement for working capital purposes in March 2017 and received proceeds of $9,353,000, net of related fees and expenses.

Borrowings under the first and second lien term loans had interest rates of 6.00% and 9.00%, respectively, at December 31, 2015. Borrowings under the first and second lien term loans had interest rates of 6.375% and 10.00%, respectively, at December 31, 2016. The interest rate on the revolving line-of-credit balance was 6.00% as of December 31, 2015 and 2016, but can vary depending upon whether the Company elects to use the

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

Eurocurrency rate or the base rate. A commitment fee is charged at 0.50% on the amount by which the revolving line-of-credit commitment exceeds the outstanding line-of-credit balance. There were no letters of credit outstanding at either December 31, 2015 or 2016; therefore, the maximum borrowing available was $25,000,000 at December 31, 2015 and $65,000,000 at December 31, 2016.

On June 20, 2017, concurrent with entering into the Term Loan Agreement and Revolver Agreement, we terminated the June 2014 Credit Facilities including the first and second lien credit agreements containing a revolving line-of-credit commitment. We accounted for this termination as debt extinguishment and in accordance with the applicable accounting guidance for debt modification and extinguishment, and for interest costs accounting, the Company expensed $3,353,000 in extinguishment costs incurred, the remaining unamortized debt issuance costs of $2,388,000 and the remaining unamortized original issue discount of $7,897,000 relating to the June 2014 Credit Facilities. The Company reported these expenses within interest expense on the consolidated statement of income for the year ended December 31, 2017.

Floor Planning Facilities

In February 2016, a distribution financing agreement was signed with GE Commercial Distribution Finance Corporation (“GE”), for financing inventory purchases. The agreement provided for a $10,000,000 credit limit collateralized by certain accounts receivable balances. Advances under the agreement must be paid within 60 days or by the end of the free flooring period (which ranges from 45-90 days) to avoid interest charges. Any balances not paid within the terms would accrue interest at prime rate but not less than 4.25% plus 0.50%. In March 2016, Wells Fargo & Company purchased GE and a new agreement was signed with Wells Fargo Commercial Distribution Finance, LLC (“Wells Fargo”), in April 2016 with a base credit line of $20,000,000. The outstanding balance at December 31, 2016 was $9,677,000 and is included in accounts payable on the consolidated balance sheets.

In March 2017, the Company amended and restated the foregoing existing floor planning facilities with Wells Fargo pursuant to an amended and restated inventory financing agreement. The agreement allowed for the purchase of inventory up to certain limitations of eligible accounts receivable and inventory balances. Advances under the agreement are collateralized by accounts receivable and inventory subject to the agreement. The facility available to the Company under the agreement is a discretionary facility with a former base credit line of up to $65,000,000. Advances under the agreement must have been paid within 60 days or by the end of the free flooring period (which ranges from 45-90 days) to avoid interest charges. Any balances not paid within the terms would accrue interest at the prime rate but not less than 4.25% plus 0.50%.

On June 20, 2017, concurrent with entering into the Revolver Agreement, the Company amended and restated the foregoing existing floor planning facilities with Wells Fargo to extend credit in the form of floorplan advances up to an aggregate principal amount of $150,000,000. If advances under the agreement are not paid within 60 days or by the end of the free flooring period (which ranges from 45-90 days), the floorplan advance automatically converts to a revolving loan subject to terms under the Revolver Agreement.

The outstanding balance of floorplan advances at December 31, 2017 was $32,322,000 and is included in accounts payable on the consolidated balance sheets.

Debt Issuance Costs

The Company amortizes original issue discount and deferred financing costs (debt issuance cost) using the effective interest method over the life of the related instrument, and such amortization is included in interest expense in the consolidated statements of income.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

Debt issuance costs are as follows (in thousands):

	Revolving Line of Credit	Term Loan	First Lien Term Loan	Second Lien Term Loan	Total
Balance as of December 31, 2014	$321	$—	$6,873	$3,276	$10,470
Additions	—		1,418	—	1,418
Amortization	(72)		(1,449)	(507)	(2,028)

Balance as of December 31, 2015	249	—	6,842	2,769	9,860
Additions	2,393	—	2,567	719	5,679
Extinguishment	—	—	(35)	(1,242)	(1,277)
Amortization	(253)	—	(1,675)	(484)	(2,412)

Balance as of December 31, 2016	2,389	—	7,699	1,762	11,850
Additions	927	10,206	147	—	11,280
Extinguishment	(1,933)	—	(6,775)	(1,577)	(10,285)
Amortization	(554)	(786)	(1,071)	(185)	(2,596)

Balance as of December 31, 2017	$829	$9,420	$—	$—	$10,249

Long-term Debt Maturities

The approximate future principal payments on long-term debt at December 31, 2017, is as follows (in thousands):

Years Ending December 31,	Debt
2018	$5,652
2019	5,652
2020	5,652
2021	5,652
2022	5,652
2023 and thereafter	534,065

Total	562,325
Revolving line-of-credit	20,000
Less unamortized debt issuance costs	(10,249)

Total debt	$572,076

7. Stockholders’ Equity (Deficit)

The Company has two classes of common stock authorized, Class A and Class B.

Voting

Except as otherwise expressly provided in the Company’s Amended and Restated Certificate of Incorporation, or the Restated Certificate, each holder of Class A Common Stock is entitled to one vote per share. Except as provided by law and in the event of any increase or decrease in the number of authorized shares of Class B Common Stock, the holders of Class B Common Stock have no voting rights.

Conversion

Each share of Class B Common Stock will automatically convert into one share of Class A Common Stock immediately prior to the closing of a firmly underwritten public offering, or a Public Offering, of the Company’s

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

common stock. Class B Common Stock will continue to be subject to vesting conditions as discussed below. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the Restated Certificate.

Dividends

The holders of the Class A Common Stock are entitled to receive dividends in preference to the holders of the Class B Common Stock until the holders of the Class A Common Stock have received at least $1.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), or the Original Issue Price. After the payment of the Class A preferential dividends, the holders of the Class A Common Stock and Class B Common Stock are entitled to share equally, on a per share basis, in all dividends declared by the Board of Directors.

On October 17, 2016, the Board of Directors declared a dividend payable to Class A Common stockholders in the cumulative amount of approximately $89,862,000. The dividend was paid in conjunction with the amendment to the first and second lien credit agreements and thus, permitted by the lenders. The dividends paid exceeded the Company’s retained earnings at the time of declaration by $80,925,000 and, as a result, the excess was recorded as a reduction to paid-in-capital. As a result of such dividend, the holders of the Class A Common Stock are no longer entitled to receive any preferential dividends or preferential amounts in the event of any liquidation, dissolution, winding up or change of control transaction.

Restricted Class B Common Stock

In June 2014, we issued 11,674,430 shares of Class B Common Stock to employees and members of the Board of Directors in connection with the acquisition of Holdings. These shares are subject to vesting and the shares are subject to a repurchase right held by us, as further described below. These shares of Class B Common Stock were issued to each holder as 50% Tranche 1 shares, 25% Tranche 2 shares and 25% Tranche 3 shares.

The shares of Class B Common Stock were valued at the estimated fair value at the time of issuance and are being amortized as compensation expense on a straight-line basis over the period in which they are earned by the individuals. The grant-date fair value of our awards was calculated using the Black-Scholes option-pricing model with the weighted-average assumptions listed in Note 8—Stock-based Compensation.

The fair value of the common stock has historically been determined by management, in part, based upon periodic valuation studies obtained from a third party valuation firm. In performing our valuation, the valuation firm engaged in discussions with management, analyzed historical and forecasted financial statements, and reviewed corporate documents. In addition, these valuation studies were based on a number of assumptions, including industry, general economic and market conditions that could reasonably be evaluated at the time of the valuation.

Tranche 1 shares vest over a five-year period; 40% vest on the two-year anniversary of issuance, and the balance vest ratably over the remaining three-year period, subject to the holder’s continuous service to the Company as of such vesting date. In the event of a change in control and if the holder’s employment with the Company is terminated without cause or the holder resigns for good reason within 24 months following the change in control, the vesting of 100% of the Tranche 1 shares will accelerate.

Tranche 2 shares vest on the day prior to the ten-year anniversary of issuance, subject to the holder’s continuous service to the Company as of such vesting date. Subject to the holder’s continuous service to the Company as of the date immediately prior to such event, the vesting of 100% of the Tranche 2 shares will accelerate in the event of any change in control or Public Offering Sale in which Clearlake receives gross proceeds in such transaction in consideration for the shares of Class A Common Stock held by Clearlake that

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

exceeds two times the amount of paid-in capital received by the Company from Clearlake, plus any accrued and unpaid dividends, less any declared and paid cash dividends with respect to the Class A Common Stock issued to Clearlake. Public Offering Sale shall mean the consummated sale of shares of the Company by Clearlake for its own account pursuant to the Public Offering, together with all consummated secondary sales and/or public offerings of the Company’s shares by Clearlake.

Tranche 3 shares vest on the day prior to the ten-year anniversary of issuance, subject to the holder’s continuous service to the Company as of such vesting date. Subject to the holder’s continuous service to the Company as of the date immediately prior to such event, the vesting of 100% of the Tranche 3 shares will accelerate in the event of any change in control or Public Offering Sale in which Clearlake receives gross proceeds in such transaction in consideration for the shares of Class A Common Stock held by Clearlake that exceeds 2.5 times the amount of paid-in capital received by the Company from Clearlake, plus any accrued and unpaid dividends, less any declared and paid cash dividends with respect to the Class A Common Stock issued to Clearlake.

Upon the termination of continuous service of a holder, other than termination by the Company without cause, the holder’s death or permanent disability, or resignation by holder following certain reductions in salary, the Company may repurchase the Class B shares held by such holder at a price of $0.01 per share.

Upon the termination of continuous service of a holder by the Company with cause, the Company may repurchase the Class B shares held by such holder at a price of $0.01 per share.

Upon the termination of continuous service of a holder by the Company without cause, following the holder’s death or permanent disability, or resignation by holder following certain reductions in salary, the Company may repurchase the unvested Class B shares at a price of $0.01 per share and the Company may repurchase the vested Class B shares at a price equal to the fair market value of such shares.

Upon closing of the Merger on February 22, 2018, all of the Company’s shares of Class B Common Stock became fully vested and exercisable.

Restricted Class A Common Stock

In June 2014, the Company issued 4,208,258 shares of Class A Common Stock to employees and members of the Board of Directors in connection with the acquisition of Holdings. These shares are subject to a repurchase right held by us.

Upon the termination of continuous service of a holder, other than termination by the Company without cause, the holder’s death or permanent disability, or resignation by holder following certain reductions in salary, the Company may repurchase the Class A shares held by such holder at a price of $1.00 per share.

Upon the termination of continuous service of a holder by the Company with cause, the Company may repurchase the Class A shares held by such holder at a price of $1.00 per share.

Upon the termination of continuous service of a holder by the Company without cause, following the holder’s death or permanent disability, or resignation by holder following certain reductions in salary, the Company may repurchase the Class A shares at a price equal to $1.00 per share, plus 5% of $1.00 per share measured per annum (on a non-compounding basis) measured from the issuance date through such termination date.

The repurchase right with respect to the Class A shares shall lapse and terminate immediately following a public offering or change in control.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

See Note 8—Stock-based Compensation regarding a summary of shares vested during the periods presented in the financial statements.

8. Stock-based Compensation

The Company’s 2014 Equity Incentive Plan, or the Plan, provides for the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted shares, and other awards.

Pursuant to the Plan, the Company issued options to purchase Class B Common Stock in 2014 to management employees in connection with the acquisition of Holdings. Additional options were issued to employees, consultants and non-employee members of the Board of Directors in 2017, 2016 and 2015. All options are subject to vesting and subject to future services to be rendered to the Company.

Certain of the options allow for early exercise, and the shares acquired via early exercise of the options are subject to continued vesting and a repurchase right held by us.

As of December 31, 2017 and 2016, there were 5,517,524 shares and 4,952,155 shares of Class B Common Stock reserved for issuance under the Plan, respectively. As of December 31, 2017 and 2016, 5,517,524 shares and 4,902,155 shares, net of forfeitures were granted, respectively. As of December 31, 2017, there are no shares remaining for future grants.

Options

The Company’s option awards are typically issued with one of three vesting schedules: Tranche 1, Tranche 2 and Tranche 3.

Tranche 1 options vest and become exercisable over a five-year period; 40% vest on the two-year anniversary of issuance, and the balance vest ratably over the remaining three-year period, subject to the holder’s continuous service to the Company as of such vesting date.

Tranche 2 options vest and become exercisable on the day prior to the ten-year anniversary of issuance, subject to the holder’s continuous service to the Company as of such vesting date. Subject to the holder’s continuous service to the Company as of the date immediately prior to such event, the vesting of 100% of the Tranche 2 shares will accelerate in the event of any change in control or Public Offering Sale in which Clearlake receives gross proceeds in such transaction in consideration for the shares of Class A Common Stock held by Clearlake that exceeds two times the amount of paid-in capital received by the Company from Clearlake, plus any accrued and unpaid dividends, less any declared and paid cash dividends with respect to the Class A Common Stock issued to Clearlake.

Tranche 3 options vest and become exercisable on the day prior to the ten-year anniversary of issuance, subject to the holder’s continuous service to the Company as of such vesting date. Subject to the holder’s continuous service to the Company as of the date immediately prior to such event, the vesting of 100% of the Tranche 3 shares will accelerate in the event of any change in control or Public Offering Sale in which Clearlake receives gross proceeds in such transaction in consideration for the shares of Class A Common Stock held by Clearlake that exceeds 2.5 times the amount of paid-in capital received by the Company from Clearlake, plus any accrued and unpaid dividends, less any declared and paid cash dividends with respect to the Class A Common Stock issued to Clearlake.

Upon closing of the Merger on February 22, 2018, all of the Company’s options to purchase shares of Class B Common Stock became fully vested and exercisable.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

Equity awards were valued at their estimated fair value at the time of issuance and are being amortized as compensation expense on a straight-line basis over the period in which they are earned by the individuals. The grant-date fair value of our option grants was calculated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2017	2016
Expected life (in years)	8.8	8.6
Expected volatility	42.8%	43.1%
Dividend yield	0.0%	0.0%
Risk-free interest rate	2.1%	2.1%

As of December 31, 2017 and 2016, outstanding Tranche 1 options to purchase Class B common stock issued to certain employees and directors were 261,000 and 219,000, respectively, of which 95,000 were vested as of December 31, 2017.

As of December 31, 2017 and 2016, options to purchase Class B Common Stock that only vest upon the Company experiencing a change of control or Public Offering Sale and provide a return of value when Clearlake achieves an exit return target, or otherwise cliff vest after 10 years from issuance, as described above, were 1,266,000 and 1,254,000, respectively.

A summary of the stock option activity is presented below (in thousands, except per share amounts):

	Shares Underlying Options	Weighted- Average Exercise Price	Weighted- Average Grant- Date Fair Value	Aggregate Intrinsic Value(1)	Weighted- Average Remaining Contract Term (Years)
Balance at January 1, 2015	1,864	$0.01	$0.15	$—	9.9
Granted	1,057	0.01	0.15
Forfeited	(210)	0.01	0.15
Exercised	(1,961)	0.01	0.15

Balance at December 31, 2015	750	0.01	0.15	$1,208	8.8
Granted	773	1.62	0.82
Forfeited	(50)	1.62	0.87

Balance at December 31, 2016	1,473	0.80	0.48	$3,829	8.5
Granted	616	3.40	1.63
Forfeited	(30)	0.01	0.15
Exercised	(531)	3.40	1.66

Balance at December 31, 2017	1,528	$0.96	$0.54	$7,319	7.6

Fully vested and expected to vest at December 31, 2017	1,479	$0.93	$0.52	$7,124	7.6
Exercisable at December 31, 2017	95	$1.62	$0.66	$169	8.1

(1)	Aggregate intrinsic value represents the difference between the estimated fair value of the underlying common stock and the exercise price of outstanding, in-the-money options at the date of measurement.

The table above includes approximately 529,000 options granted to a non-employee in January 2015 for services rendered, all of which were early exercised during the year ended December 31, 2015.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

The activity of the unvested options is presented below (in thousands, except per share amounts):

	Shares Underlying Options	Weighted- Average Grant- Date Fair Value Per Option
Balance at January 1, 2015	1,864	$0.15
Granted	1,057	0.15
Vested	—
Forfeited	(210)	0.15
Exercised	(1,961)	0.15

Balance at December 31, 2015	750	0.15
Granted	773	0.82
Vested	(15)	0.65
Forfeited	(50)	0.87

Balance at December 31, 2016	1,458	0.47
Granted	616	1.63
Vested	(80)	0.66
Exercised	(531)	1.66

Balance at December 31, 2017	1,463	$0.52

Class B Common Stock

As of December 31, 2017 and 2016, 7,415,336 shares of Class B Common Stock vest upon the Company experiencing a change of control or Public Offering and provide a return of value when Clearlake achieves an exit return target, or otherwise cliff vest after 10 years from issuance, as described above.

The activity for Class B common stock is presented below (in thousands, except per share amounts):

	Shares	Weighted- Average Grant- Date Fair Value Per Share
Unvested and outstanding at January 1, 2015	13,142	$0.15
Granted or issued	1,961	0.15
Vested	—
Repurchased	(401)	0.15

Unvested and outstanding at December 31, 2015	14,702
Vested	(2,835)	0.15

Unvested and outstanding at December 31, 2016	11,867	0.15
Granted	531	1.66
Vested	(1,402)	0.15
Repurchased	(402)	0.15

Unvested and outstanding at December 31, 2017	10,594	$0.23

The table above includes approximately 529,000 shares issued to a non-employee upon early exercise of his stock options during the year ended December 31, 2015. Of these shares, 158,618 and 105,745 were vested as of December 31, 2017 and 2016, respectively.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

Expense

During the years ended December 31, 2017, 2016 and 2015, total estimated fair value of share awards and options granted to purchase Class B Common Stock was $1,000,000, $636,000, and $88,000, respectively. Compensation expense recognized for equity awards for the years ended December 31, 2017, 2016 and 2015, was $1,289,000, $1,057,000 and $233,000, respectively. At December 31, 2017, there was $4,048,000, of unrecognized expense related to nonvested equity awards. Upon closing of the Merger on February 22, 2018, the full amount of unrecognized stock-compensation expense was recognized.

Included within compensation expense are amounts related to a 2015 non-employee stock option grant, which is re-measured at the end of each reporting period until all options are vested, which accounted for $835,000, $538,000, and $8,000, during the years ended December 31, 2017, 2016 and 2015, respectively. The increase in 2017 and 2016 is due to an increase in the underlying fair value of the Company’s common stock, one of the specific assumptions used as an input to the Black-Scholes pricing model, which is updated quarterly for the re-measurement of the non-employee stock options. The fair value of the Company’s common stock increased during 2017 and 2016 as a result of the integration of several acquisitions made in 2017 and 2015 and growth in gross profit and revenues. At December 31, 2017, there was $1,655,000 of unrecognized expense related to non-employee nonvested equity awards which was recognized upon closing of the Merger on February 22, 2018.

9. Net Income (Loss) per Share

The Company applies the two-class method of computing net income (loss) per share in which net income (loss) is allocated to the two classes of common stock in the same fashion as dividends are distributed. The holders of the Class A Common Stock are entitled to receive dividends in preference to the holders of the Class B Common Stock as discussed above. After the payment of the Class A preferential dividends, the holders of the Class A and Class B Common Stock are entitled to share equally, on a per share basis, in all dividends declared by the Board of Directors. As a result of the cash dividend paid in October 2016, the holders of the Class A Common Stock are no longer entitled to receive any preferential dividends or preferential amounts in the event of any liquidation, dissolution, winding up or change of control transaction. Shares of Class B Common Stock are considered participating securities subsequent to the dividend payment in October 2016 for computation of net income (loss) per share.

Prior to October 2016, holders of Class B Common Stock did not participate as they were not entitled to receive dividends since holders of Class A Common Stock had not received the full preferential dividends. Class A common stockholders received their preferential dividend of $89,862,000 in October 2016 resulting in an excess dividend above earnings and a theoretical net loss attributable solely to Class A common stockholders of $81,513,000 for the year ended December 31, 2016. Class B common stockholders do not participate in a loss.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

The following is a reconciliation of the weighted-average number of shares used to compute basic and diluted net income (loss) per share (in thousands, except per share amounts):

	Year Ended December 31,
	2017	2016	2015
Numerator :
Net income (loss) attributable to Class A common stockholders	$(8,021)	$8,349	$4,023
Denominator:
Weighted-average Class A common shares—basic	89,778	89,862	89,866
Effect of dilutive securities:
Stock options and non-vested shares	—	—	—

Weighted-average Class A common shares—diluted	89,778	89,862	89,866

Net income (loss) per share attributable to Class A common stockholders, basic and diluted	$(0.09)	$0.09	$0.04

Had the distributions been made in prior years, the net income per share for the year ended December 31, 2016, considering both A and B common stock, would have been $0.09. There were no Class A dilutive securities for the years ended December 31, 2017 and 2016.

10. Fair Value Measurements

For certain of the Company’s financial instruments, including cash, accounts receivables, accounts payable, and accrued expenses, the carrying value approximates fair value due to the short-term maturities of these instruments.

Contingent consideration resulting from the acquisition of Annese on July 14, 2017, is recorded at fair value of approximately $956,000 as of December 31, 2017. The fair value of the contingent consideration liability was estimated using significant other unobservable inputs (Level 3 of the fair value hierarchy) based upon a risk-adjusted present value of the expected payments by us.

The fair value of the Company’s long-term debt as of December 31, 2017 and 2016 approximates the carrying value of $582,325,000 and, $404,138,000 respectively. The Company uses significant other unobservable inputs to estimate fair value (Level 3 of the fair value hierarchy) of long-term debt based on the present value of future cash flows, interest rates, maturities and collateral requirements available for companies with similar credit ratings.

For certain of the Company’s nonfinancial assets, including goodwill, intangible assets and property and equipment, the Company may be required to assess the fair values of these assets, on a recurring or nonrecurring basis, and record an impairment if the carrying value exceeds the fair value. In determining the fair value of these assets, the Company may use a combination of valuation methods, which include Level 3 inputs. For the periods presented, there were no impairment charges. See Notes 1—Nature of Business and Summary of Significant Accounting Policies and 5—Goodwill and Finite-Life Intangible Assets for additional information regarding the Company’s determination of fair value regarding goodwill and indefinite-lived intangible assets.

In conjunction with the acquisitions discussed in Note 2—Acquisitions, the Company used a combination of valuation methods which include Level 3 inputs in determining the fair values of the assets and liabilities acquired as well as the fair value of the consideration transferred.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

11. Major Vendors and Economic Dependence

The Company has numerous technology partners whose communication products are purchased and resold. Although the Company purchases from a diverse vendor base, products manufactured by two of our vendors, Avaya Inc. (“Avaya”) and Cisco Systems, Inc., represented 21% and 39%, respectively, of the Company’s technology offerings revenue for the year ended December 31, 2017, 30% and 29%, respectively, for the year ended December 31, 2016, and 41% and 25%, respectively, for the year ended December 31, 2015. Avaya related revenue represented 23%, 27% and 33% of the Company’s total consolidated revenue for the years ended December 31, 2017, 2016 and 2015, respectively.

Avaya filed for reorganization under Chapter 11 in January, 2017. Avaya successfully completed a balance sheet restructuring and emerged from bankruptcy proceedings in the fourth quarter of 2017. In January, 2018, Avaya successfully completed an initial public offering and their stock began trading publically. Management continues to evaluate the impact that Avaya’s reorganization has had on the Company’s results of operations and financial condition.

The Company has one distributor that supplies a significant portion of its Avaya communication products. At December 31, 2017 and 2016, the Company owed $28,000,000 and $27,000,000, respectively, to this distributor.

12. Operating Leases

The Company leases office and warehouse space and vehicles under operating lease agreements that expire on various dates through 2026.

Approximate future minimum annual rental commitments under these operating leases as of December 31, 2017 are as follows (in thousands):

Years Ending December 31,	Amount
2018	$8,176
2019	5,978
2020	4,661
2021	3,830
2022	3,175
2023 and thereafter	3,964

Total	$29,784

Rent expense was $5,402,000, $4,648,000 and $3,360,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

13. Employee Benefit Plans

The Company sponsors defined contribution plans for substantially all employees. Annual Company contributions under the plans are discretionary. Company contribution expense during the years ended December 31, 2017, 2016 and 2015 was $4,009,000, $2,965,000 and $2,400,000, respectively.

14. Employment Contracts and Bonus Plans

The Company has entered into employment contracts with certain officers that require an annual salary plus a bonus amount based on meeting certain business plan and financial objectives. In addition, the agreements contain provisions for severance payments under certain termination conditions.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

15. Income Taxes

On December 22, 2017, H.R. 1, originally known as the Tax Cuts and Jobs Act (“Tax Legislation”) was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a permanent reduction of the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018. For the year ended December 31, 2017, the enactment of the Tax Legislation resulted in a one-time non-cash tax benefit of $9,812,000 related to the re-measurement of net U.S. deferred tax liabilities at the lower enacted corporate tax rate. The Company is not materially impacted by any other Tax Legislation changes for the year ended December 31, 2017.

The provision for income taxes charged to operations consists of the following (in thousands):

	Year Ended December 31,
	2017	2016	2015
Current
Federal	$(10,689)	$9,535	$5,170
State	(611)	1,246	1,321

	(11,300)	10,781	6,491
Deferred
Federal	(7,374)	(2,445)	(2,595)
State	(674)	(1,620)	(322)

	(8,048)	(4,065)	(2,917)

	$(19,348)	$6,716	$3,574

The following schedule reconciles the differences between the U.S. federal income taxes at the U.S. statutory rate and our income tax expense (in thousands):

	Year Ended December 31,
	2017		2016		2015
Statutory federal income tax rate	$(9,579)	35.0%	$5,273	35.0%	$2,659	35.0%
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal income tax effect	(896)	3.3	857	5.7	567	7.4
Nondeductible expenses	786	(2.9)	858	5.7	280	3.7
Deferred rate change	(31)	0.1	370	2.4	—	—
Acquisition accounting adjustment	—	—	(351)	(2.3)	—	—
Federal tax reform deferred tax impact	(9,812)	35.9	—	—	—	—
Other	184	(0.7)	(291)	(1.9)	68	0.9

Effective tax rate	$(19,348)	70.7%	$6,716	44.6%	$3,574	47.0%

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

Deferred income tax assets and liabilities consist of the following components (in thousands):

	December 31,
	2017	2016
Deferred Tax Assets:
Trade accounts receivable	$658	$619
Inventories	184	262
Other deferred tax assets	584	494
Accrued compensation	2,590	2,960
Deferred revenue	4,449	1,786
Debt financing costs	—	382
Net operating loss carryforwards	2,014	1,885

Total deferred tax assets	10,479	8,388

Deferred Tax Liabilities:
Prepaid expenses and deferred customer support contract costs	3,438	4,009
Other	68	132
Property and equipment	3,459	2,872
Goodwill and finite-life intangibles	21,570	39,216

Total deferred tax liabilities	28,535	46,229

Total net deferred tax liabilities	$(18,056)	$(37,841)

Certain of the Company’s historical net operating losses are subject to Internal Revenue Code Section 382 limitations which have been considered in determining the amount of available net operating loss carryforwards. At December 31, 2017, the Company has federal net operating loss carryforwards of $4.3 million that begin to expire in 2031 if not utilized. The Company also has $19.3 million of various state operating loss carryforwards at December 31, 2017, that begin to expire in 2020 if not utilized.

Uncertain Tax Positions

The Company recognizes the tax effects of an uncertain tax position only if it is more likely than not to be sustained based solely upon its technical merits at the reporting date. The unrecognized tax benefit is the difference between the tax benefit recognized and the tax benefit claimed on the Company’s income tax return. The Company has reviewed its prior year returns and believes that all material tax positions in the current and prior years have been analyzed and properly accounted for and that the risk that additional material uncertain tax positions have not been identified is remote.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

A reconciliation of the beginning and ending amounts of the gross unrecognized income tax benefit is as follows (in thousands):

	December 31,
	2017	2016	2015
Balance at beginning of period	$1,456	$1,331	$1,331
Additions for tax position of current year	353	364	333
Additions for tax position of prior years	—	125	—
Redutions due to statute of limitations lapse	(364)	(364)	(333)
Settlements	—	—	—

Balance at end of period	$1,445	$1,456	$1,331

The Company’s federal income tax returns for the periods ended December 31, 2014 and 2015 are currently under examination by the IRS and it is reasonably possible that the amount of unrecognized tax benefits will change in the next 12 months as a result. If we were to prevail on all unrecognized tax benefits recorded, $1,392,000 of the $1,445,000 reserve would benefit the effective tax rate. In addition, the reversal of accrued penalties and interest would also benefit the effective tax rate. Interest and penalties associated with unrecognized tax benefits are recorded within income tax expense. During the years ended December 31, 2017, 2016 and 2015, we recorded a net expense from accrued penalties and interest of $6,000, $111,000 and $0, respectively. As of December 31, 2017 and 2016, total accrued interest and penalties were $117,000 and $111,000, respectively.

The Company’s federal income tax returns remain open to examination for 2014 through 2016 and certain of the Company’s state income tax returns remain open to examination for 2013 through 2016.

16.	Segment Reporting

Management has concluded that our chief operating decision maker (CODM) consists of both its chief executive officer and chief financial officer. The Company’s CODMs collectively review the entire organization’s consolidated results as a whole on a monthly basis to evaluate performance and make resource allocation decisions. Management views the Company’s operations and manages its business as one operating segment.

Geographic Areas

Sales to customers outside of the United States are not material for any of the periods presented. Additionally, the Company does not have long-lived assets outside of the United States.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

Revenue by Technology Market

The following table presents total technology offerings revenue and services revenue by technology market, based on the Company’s internal classification of revenue (in thousands):

	Year Ended December 31,
	2017	2016	2015
Technology Offerings
Collaboration	$227,981	$232,357	$207,202
Enterprise Networking, Data Center, Cloud and Security	225,125	207,447	90,279

	$453,106	$439,804	$297,481

Services
Collaboration	$381,715	$319,208	$288,167
Enterprise Networking, Data Center, Cloud and Security	84,105	56,597	15,816

	$465,820	$375,805	$303,983

Total
Collaboration	$609,696	$551,565	$495,369
Enterprise Networking, Data Center, Cloud and Security	309,230	264,044	106,095

Total	$918,926	$815,609	$601,464

17. Related-Party Transactions

The Company has a management agreement with Clearlake, a stockholder of the Company. Under the terms of the agreement, the Company is required to pay Clearlake a quarterly management fee not to exceed $375,000. For years ended December 31, 2017, 2016 and 2015, the expense under the agreement was $1,500,000, of which $375,000 was included in accrued expenses at December 31, 2017 and 2016, respectively. The Company paid consulting fees of $140,000 and $100,000 to Clearlake in the year ended December 31, 2017 and 2016, respectively, related to debt refinancing.

On August 17, 2017, the Company granted 530,772 options to purchase the Company’s Class B Common Stock to a newly appointed board member. On September 25, 2017, the board member early exercised the options for a total exercise price of $1,805,000 with payment in the form of a Recourse Promissory Note. The note bears interest at 2.6% and is due and payable in full upon the earliest of (i) September 25, 2027, (ii) the date on which the first registration statement is filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, offering securities of the Company to the public, (iii) the dissolution or liquidation of the Company, and (iv) within 10 days after the date on which the individual is no longer a director of the Company.

C1 INVESTMENT CORP.

Notes to the Consolidated Financial Statements—(Continued)

18. Quarterly Financial Data (Unaudited)

	Quarters Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(In thousands, except per share amounts)	2017	2017	2017	2017
Total revenue	$299,226	$245,412	$191,322	$182,966
Gross profit	92,482	70,923	57,787	53,293
Operating income	2,627	6,834	12,132	3,077
Net income (loss)	5,164	1,303	(11,367)	(3,121)
Net income (loss) per share attributable to Class A common stockholders, basic and diluted	$0.06	$0.01	$(0.13)	$(0.03)
Cash dividends per share of Class A common stock	$—	$—	$—	$—

	Quarters Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(In thousands, except per share amounts)	2016	2016	2016	2016
Total revenue	$210,528	$213,381	$209,875	$181,825
Gross profit	68,969	64,277	61,171	54,827
Operating income	16,140	14,986	10,835	4,541
Net income (loss)	2,163	4,698	2,501	(1,013)
Net income (loss) per share attributable to Class A common stockholders, basic and diluted	$0.03	$0.05	$0.03	$(0.01)
Cash dividends per share of Class A common stock	$1.00	$—	$—	$—

19. Subsequent Events

In preparing the consolidated financial statements as of and for the year ended December 31, 2017, the Company evaluated subsequent events for recognition and measurement purposes through March 19, 2018, the date the independent auditors’ report was originally issued and the audited consolidated financial statements were available for issuance.

Senior Secured Revolving Loan Facility

On February 13, 2018, the Company amended the Revolver Agreement to increase the aggregate revolving commitments from $150,000,000 to $200,000,000 and incurred financing transaction costs of $287,000. Concurrent with the amendment to the Revolver Agreement, the aggregate principal amount of floor plan advances credit limit increased from $150,000,000 to $200,000,000.

Arrow Systems Integration, Inc.

On March 1, 2018, the Company, through its subsidiary ConvergeOne, acquired Arrow Systems Integration, Inc. (“ASI”) for cash consideration of $30,655,000. The acquisition will be accounted for as a business combination with the purchase price allocated to the assets acquired and liabilities assumed based on the estimated fair values at the acquisition date as determined by the Company’s management, using information currently available and current assumptions as to projections of future events and operating performance, and consideration of market conditions. Any premium paid over the fair value of the net tangible and identified intangible assets acquired will result in goodwill. Due to the timing of the acquisition, the fair value of asset acquired and liabilities assumed has not yet been determined and therefore the acquisition accounting is not complete. The Company will include the preliminary purchase price allocation in the first quarter of 2018 and finalize the purchase price allocation as soon as practicable within the measurement period, but not later than one year following the acquisition date. The results of the acquisition will be included in the consolidated statements of income from the closing date forward.